Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2018

2018 Second Quarter Highlights and Comparison with First Quarter

  Net income of $31.0 million, or $0.14 per diluted share, compared to $33.1 million, or $0.15 per diluted share, for the first quarter of 2018.
  On a non-GAAP basis, adjusted net income of $30.2 million (which excludes the effect of events that are discussed in the Special Items section below and consist of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts), compared to adjusted net income of $31.3 million for the first quarter of 2018.
  Net interest income increased by $5.8 million to $130.5 million, compared to $124.7 million for the first quarter of 2018, primarily due to the upward repricing of variable rate commercial loans, an increase in cash interest received from non-performing commercial loans, liquidity invested in higher-yielding investment securities, and an improved funding mix.
  Net interest margin was 4.49% compared to 4.40% for the first quarter of 2018.
  Provision for loan and lease losses decreased by $1.0 million to $19.5 million, compared to $20.5 million for the first quarter of 2018. The decrease was primarily due to the effect in the previous quarter of a $5.6 million charge to the provision associated with three commercial and construction loans transferred to held for sale and upgrades in the credit risk-rating of certain commercial loans in the second quarter, partially offset by higher provisions on consumer and residential mortgage loans. The effect in the provision related to downgrades in the credit-risk classification of certain large commercial loans in the second quarter was similar to the effect recorded for credit-risk downgrades in the first quarter of 2018.
  On a non-GAAP basis, the adjusted provision for loan and lease losses amounted to $21.6 million (which excludes the effect of a $2.1 million net loan loss reserve release associated with the hurricane-related loss estimate), compared to an adjusted provision of $21.3 million for the first quarter of 2018 (which excludes the effect of a $6.4 million net loan loss reserve release associated with the hurricane-related loss estimate and the $5.6 million charge related to loans transferred to held for sale). The variance consists of increases of $5.1 million and $3.3 million in the adjusted provision for consumer and residential mortgage loans, respectively, partially offset by an $8.1 million decrease in the adjusted provision for commercial and construction loans.
  Non-interest income decreased by $2.3 million to $20.5 million compared to $22.8 million for the first quarter of 2018. The decrease was primarily due to the effect in the previous quarter of a $2.3 million gain on the repurchase and cancellation of $23.8 million in trust preferred securities (“TRUPs”) and a $1.6 million decrease in insurance commissions income associated with seasonal contingent commissions received in the previous quarter. These variances were partially offset by a $0.7 million increase in revenues from mortgage banking activities, and an increase of $0.5 million in fee income from merchant-related transactions and credit and debit cards interchange fees.
  Non-interest expenses increased by $4.2 million to $90.2 million, compared to $86.0 million for the first quarter of 2018. The increase was primarily due to a $5.5 million increase in losses on other real estate owned (“OREO”) operations associated with higher write-downs on commercial properties and a $1.4 million increase in business promotion expenses, partially offset by a $1.1 million decrease in employees’ compensation and benefits expense driven by the normal seasonal decline in payroll taxes and bonus expenses, and a $0.9 million decrease in hurricane-related expenses. Non-interest expenses for the second quarter of 2018 included $0.7 million of hurricane-related expenses, compared to $1.6 million for the first quarter of 2018.
  Income tax expense of $10.2 million, compared to $7.8 million for the first quarter of 2018, a variance mainly related to a $1.8 million excess tax benefit recognized during the first quarter of 2018 upon the vesting of shares granted under the Corporation’s stock-based compensation plan.
  Credit quality variances:
    Non-performing assets decreased in the quarter by $15.9 million, to $621.3 million as of June 30, 2018, primarily due to the split loan restructuring of a $34 million commercial mortgage loan and the sale of a $10.4 million non-performing commercial mortgage loan transferred to held for sale in the previous quarter.
    Non-performing loan inflows amounted to $105.2 million, compared to inflows of $49.8 million in the first quarter of 2018. The increase was driven by the inflow of two large commercial mortgage loans totaling $69.8 million tied to a legacy commercial loan relationship that operates in both the Florida and Puerto Rico regions. Non-performing loan inflows were more than offset by $51.3 million in loans restored to accrual status, including the aforementioned $34 million split loan restructuring as well as residential and consumer loans brought current, collections and charge-offs totaling $38.7 million, the $10.4 million commercial mortgage loan sold in the second quarter, and approximately $8.0 million of non-performing loans transferred to the OREO portfolio.
    The OREO portfolio balance decreased by $11.3 million driven by write-downs and the sale of a $3.4 million commercial property.
    Annualized net charge-off rate for the second quarter of 1.07%, compared to 1.21% for the first quarter of 2018, a decrease driven by the effect in the previous quarter of charge-offs totaling $9.7 million taken on loans transferred to held for sale.
  Total deposits, excluding brokered CDs and government deposits, increased in the quarter by $180.5 million to $7.6 billion as of June 30, 2018, reflecting increases of $151.1 million and $49.3 million in Puerto Rico and the Virgin Island regions, respectively, partially offset by a decrease of $20.0 million in the Florida region. The most significant increase was in noninterest-bearing demand deposits, which grew 15%, or $297.3 million, in the second quarter. Hurricane-related factors, such as the effect of disaster relief funds, and settlements of insurance claims continue to contribute to this growth.
  Brokered CDs decreased in the quarter by $133.4 million to $822.7 million as of June 30, 2018.
  Government deposits increased in the quarter by $104.6 million to $800.2 million as of June 30, 2018, primarily due to an increase in the balance of transactional deposit accounts of certain municipalities in Puerto Rico.
  Total loans decreased in the quarter by $66.2 million to $8.7 billion as of June 30, 2018. The decrease includes the effect of $20.2 million in loans sold during the second quarter, including the sale of the aforementioned $10.4 million non-performing commercial mortgage loan and $9.8 million of seasoned residential mortgage loans sold in the secondary market. Total loans in Puerto Rico and the Virgin Island regions decreased by $42.5 million and $23.7 million, respectively. The decrease in the Puerto Rico region reflects declines of $71.9 million in commercial and construction loans and $12.4 million in residential mortgage loans, partially offset by a $41.8 million increase in consumer loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $726.8 million for the second quarter of 2018, compared to $606.3 million for the first quarter of 2018. The increase was reflected in all major loan categories, including increases of $60.4 million, $40.5 million, and $19.6 million in consumer, commercial and construction, and residential mortgage loan originations, respectively.
  As of June 30, 2018, the Corporation had $213.2 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico government and instrumentalities, of which $183.5 million, or 86%, represented exposure to municipalities, which is supported by assigned property tax revenues, compared to total exposure of $213.4 million as of March 31, 2018, of which $183.5 million, or 86%, represented exposure to municipalities.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios of 23.48%, 19.74%, 20.16%, and 14.35%, respectively, as of June 30, 2018. Tangible common equity ratio of 14.78% as of June 30, 2018.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 25, 2018--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $31.0 million for the second quarter of 2018, or $0.14 per diluted share, compared to $33.1 million, or $0.15 per diluted share, for the first quarter of 2018 and $28.0 million, or $0.13 per diluted share, for the second quarter of 2017.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “With continued momentum from the beginning of the year, we achieved another solid quarter of profitability posting $31.0 million of net income, or $0.14 per share, and pre-tax, pre-provision income of $61.4 million.

Puerto Rico is recovering at a steady pace and our franchise continues to deliver strong core results. Net interest income and margin improved nicely driven by higher loan yields and a more favorable funding mix, loan originations increased approximately 20% vs prior quarter approaching pre-hurricane levels while economic activity is contributing to a stronger pipeline for the remainder of 2018. Credit quality continues to move in the right direction as delinquency trends and non-performing asset levels show improvement. Core deposit growth was strong again this quarter, the most significant growth was non-interest bearing demand deposits which increased 15%, or $297 million. Our earnings continue to drive growth in our capital base; tangible book value per share was $8.40 at the end of the quarter.

After several years of economic contraction, we are seeing evidence of recovery in our main market demonstrated by improving trend of several key indicators such as employment, cement sales, retail sales, tax collections and auto sales resulting in overall strengthening of consumer confidence. We will continue to look for growth opportunities as rebuilding efforts strengthen in our main market.”

SPECIAL ITEMS

The financial results for the second and first quarters of 2018 and the second quarter of 2017 include the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended June 30, 2018

  A $1.4 million ($0.9 million after-tax) positive effect in earnings related to a $2.1 million net loan loss reserve release in connection with revised estimates of the reserves associated with the effects of Hurricanes Irma and Maria, primarily related to commercial loans, partially offset by $0.7 million of hurricane-related expenses recorded in the second quarter.

Quarter ended March 31, 2018

  A $4.8 million ($2.9 million after-tax) positive effect in earnings related to a $6.4 million net loan loss reserve release in connection with revised estimates of the reserves associated with the effects of Hurricanes Irma and Maria, partially offset by $1.6 million of hurricane-related expenses recorded in the first quarter.
  A $5.6 million ($3.4 million after-tax) charge to the provision for loan and lease losses associated with three non-performing commercial and construction loans totaling $57.2 million that were transferred to held for sale during the first quarter.
  A $2.3 million gain on the repurchase and cancellation of $23.8 million in trust preferred securities reflected in the statement of income set forth below as “Gain on early extinguishment of debt.” The Corporation repurchased and cancelled the repurchased trust preferred securities, resulting in a commensurate reduction in the related Floating Rate Junior Subordinated Debenture. The Corporation’s purchase price equated to 90% of the $23.8 million par value. The 10% discount resulted in the gain of $2.3 million. The gain, realized at the holding company level, has no effect on the income tax expense in 2018.

Quarter ended June 30, 2017

  A $0.4 million recovery of previously recognized other-than-temporary impairment (“OTTI”) charges on non-performing bonds of the Government Development Bank for Puerto Rico (the “GDB”) and the Puerto Rico Public Buildings Authority sold in the second quarter of 2017, reflected in the statement of income set forth below as part of “Net gain (loss) on investments and impairments.” No tax expense was recognized for the recovery on the sale of bonds in 2017.

The following table reconciles for the second and first quarters of 2018 and the second quarter of 2017 the reported net income to adjusted net income, a non-GAAP financial measure that excludes the Special Items identified above:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands)	June 30, 2018	March 31, 2018	June 30, 2017

Net income, as reported (GAAP)	$31,032	$33,148	$27,998
Adjustments:
Hurricane-related loan loss reserve release	(2,057)	(6,407)	-
Hurricane-related expenses	654	1,596	-
Charge to the provision related to loans transferred to held for sale	-	5,645	-
Gain from recovery of investments previously written-off	-	-	(371)
Gain on repurchase and cancellation of trust preferred securities	-	(2,316)	-
Income tax impact of adjustments (1)	547	(324)	-
Adjusted net income (Non-GAAP)	$30,176	$31,342	$27,627

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management identifies as Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes for the second quarter of 2018 amounted to $41.2 million, compared to $40.9 million for the first quarter of 2018. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the second quarter of 2018 amounted to $61.4 million, up $0.7 million from the first quarter of 2018:

(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017

Income (loss) before income taxes	$41,191	$40,906	$26,377	$(19,150)	$37,288
Add: Provision for loan and lease losses	19,536	20,544	25,703	75,013	18,096
(Less)/Add: Net (gain) loss on investments and impairments	-	-	-	-	(371)
Less: Gain on early extinguishment of debt	-	(2,316)	-	(1,391)	-
Less: Hurricane-related idle time payroll and rental costs
expected insurance recoveries	-	-	(157)	(1,662)	-
Add: Hurricane-related expenses	654	1,596	1,945	599	-
Add: Secondary offering costs	-	-	-	118	-
Adjusted pre-tax, pre-provision income (1)	$61,381	$60,730	$53,868	$53,527	$55,013

Change from most recent prior quarter (amount)	$651	$6,862	$341	$(1,486)	$(403)
Change from most recent prior quarter (percentage)	1.1%	12.7%	0.6%	-2.7%	-0.7%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income (loss) before income taxes adjusted to exclude the provision for loan and lease losses and gains or losses on sales of investment securities and impairments. In addition, from time to time, earnings are adjusted also for additional items regarded as Special Items, such as the gain on the repurchase and cancellation of trust preferred securities, hurricane-related expenses and insurance recoveries, and secondary offering costs reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. (See Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income for additional information about this non-GAAP financial measure).

NET INTEREST INCOME

Net interest income on a tax-equivalent basis is a non-GAAP financial measure. See Basis of Presentation – Net Interest Income on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Net Interest Income
Interest income - GAAP	$155,633	$149,418	$147,826	$147,995	$147,374
Tax-equivalent adjustment	5,163	4,778	3,507	3,789	4,782
Interest income on a tax-equivalent basis	$160,796	$154,196	$151,333	$151,784	$152,156

Interest expense - GAAP	25,162	24,725	25,560	25,163	23,470

Net interest income - GAAP	$130,471	$124,693	$122,266	$122,832	$123,904

Net interest income on a tax-equivalent basis	$135,634	$129,471	$125,773	$126,621	$128,686

Average Balances
Loans and leases	$8,693,347	$8,778,968	$8,806,036	$8,855,406	$8,863,529
Total securities, other short-term investments and interest-bearing cash balances	2,959,281	2,720,438	2,593,716	2,395,298	2,336,986
Average interest-earning assets	$11,652,628	$11,499,406	$11,399,752	$11,250,704	$11,200,515

Average interest-bearing liabilities	$8,054,865	$8,194,442	$8,411,399	$8,404,242	$8,327,615

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.36%	5.27%	5.14%	5.22%	5.28%
Average rate on interest-bearing liabilities - GAAP	1.25%	1.22%	1.21%	1.19%	1.13%
Net interest spread - GAAP	4.11%	4.05%	3.93%	4.03%	4.15%
Net interest margin - GAAP	4.49%	4.40%	4.26%	4.33%	4.44%

Average yield on interest-earning assets on a tax-equivalent basis	5.53%	5.44%	5.27%	5.35%	5.45%
Average rate on interest-bearing liabilities	1.25%	1.22%	1.21%	1.19%	1.13%
Net interest spread on a tax-equivalent basis	4.28%	4.22%	4.06%	4.16%	4.32%
Net interest margin on a tax-equivalent basis	4.67%	4.57%	4.38%	4.47%	4.61%

Net interest income for the second quarter of 2018 amounted to $130.5 million, an increase of $5.8 million when compared to net interest income of $124.7 million for the first quarter of 2018. The increase in net interest income was mainly due to:

  A $3.3 million increase in interest income on commercial and construction loans, primarily due to the upward repricing of variable rate loans, a $1.2 million cash interest collection on a non-performing commercial loan in the second quarter, and the positive effect of one additional day in the second quarter that resulted in an increase of approximately $0.5 million in interest income on commercial and construction loans.
  A $1.6 million increase in interest income on consumer loans, primarily due to a $0.7 million reduction in interest income reversals from non-performing loans, the positive effect of one additional day in the second quarter that resulted in an increase of approximately $0.6 million in interest income on consumer loans, and a $0.3 million increase related to a higher level of late charge collections, primarily on credit card loans.
  A $1.1 million increase in interest income from interest-bearing cash balances due to both an increase of $114.7 million in the average balance of deposits maintained at the Federal Reserve Bank of New York and increases in the Federal Funds target rate. The growth in non-interest bearing deposits provided higher liquidity levels in the second quarter.
  A $0.7 million increase in interest income on investment securities, primarily related to the effect of purchases of U.S. agency debt securities executed in the second quarter amounting to $302.9 million (average yield of 3.13%), partially offset by a $0.2 million increase in the premium amortization expense of U.S. agency mortgage-backed securities (“MBS”) resulting from higher prepayment speeds.

Partially offset by:

  A $0.5 million decrease in interest income on residential mortgage loans, primarily due to a decrease of $31.6 million in the average balance of this portfolio.
  A $0.4 million increase in interest expense, primarily related to the upward repricing of variable rate repurchase agreements and junior subordinated debentures that resulted in an increase of approximately $0.6 million in interest expense and an increase of $0.3 million associated with one additional day in the second quarter. These variances were partially offset by an improved funding mix resulting from a reduction of $139.6 million in the average balance of total interest-bearing liabilities, commensurate with an increase of $266.6 million in the average balance of non-interest-bearing deposits. The Corporation used portions of the increased liquidity to pay off maturing brokered CDs.

Net interest margin was 4.49%, up 9 basis points from the first quarter of 2018. The increase in the net interest margin was related to various factors including the upward repricing of variable rate commercial loans, the one-time $1.2 million cash interest collection on a non-performing commercial loan, the aforementioned improved funding mix driven by the increase in the proportion of interest-earning assets funded by the growth in non-interest-bearing deposits, and liquidity invested in higher-yielding investment securities.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the second quarter of 2018 was $19.5 million, compared to $20.5 million for the first quarter of 2018. As mentioned above, a net loan loss reserve release of approximately $2.1 million was recorded in the second quarter of 2018 in connection with revised estimates of the reserves associated with the effects of Hurricanes Maria and Irma, compared to a $6.4 million net loan loss reserve release recorded in the first quarter of 2018. Relationship officers have closely monitored the performance of hurricane-affected customers. Information provided by these officers and statistics on the performance of consumer and residential credits were factored into the determination of the allowance for loan and lease losses as of June 30, 2018. The reserve release recorded in the second quarter was attributable to several factors including updated assessments about the performance and repayment prospects of certain individually assessed commercial loans. As of June 30, 2018, the hurricane-related qualitative allowance amounted to $42.2 million.

During the first quarter of 2018, the Corporation transferred to held for sale three non-performing commercial and construction loans. The aggregate recorded investment in these loans was written down to $57.2 million, which resulted in charge-offs of $9.7 million and an incremental loss of $5.6 million reflected in the provision for loan and lease losses for the first quarter of 2018.

On a non-GAAP basis (excluding the hurricane-related adjustments and charges related to the loans transferred to held for sale), the adjusted provision for loan and lease losses for the second quarter of 2018 increased by $0.3 million to $21.6 million, compared to the adjusted provision of $21.3 million for the first quarter of 2018. The $0.3 million increase in the adjusted provision for loan and lease losses was driven by the following factors:

  A $5.1 million increase in the adjusted provision for consumer loans, mainly related to higher 90 days past due delinquency levels on credit card loans, higher charge-offs on personal loans, and the effect of refinements discussed below in the measurement of qualitative factors used in the determination of the general reserve of consumer loans.
  A $3.3 million increase in the adjusted provision for residential mortgage loans, mainly related to the effect in the previous quarter of a higher amount of loans brought current after the expiration of the payment-deferral programs granted to customers affected by Hurricanes Maria and Irma, and higher charge-offs recorded in the second quarter.

Partially offset by:

  An $8.1 million decrease in the adjusted provision for commercial and construction loans, primarily related to the upgrade in the credit-risk classification of certain commercial and industrial loans and the effect in the previous quarter of charges to increase the specific reserve of certain commercial loans. In addition, as further explained below, refinements to both the determination of the historical loss rates and the measurement of qualitative factors used in the estimation process of the general reserve of commercial loans resulted in a $1.6 million decrease in the provision for commercial and construction loans in the second quarter of 2018.

In the second quarter of 2018, the Corporation implemented enhancements to the methodology behind the calculation of the allowance for loan and lease losses, which include, among others, a revised procedure whereby historical loss rates for each commercial loan regulatory-based credit risk category (i.e. , pass, special mention, substandard and doubtful) are now calculated using the historical charge-offs and portfolio balances over their average loss emergence period (the “raw loss rate”) for each credit-risk classification instead of the previous aggregation methodology whereby historical losses and portfolio balances of special mention loans were allocated to pass or substandard categories based on the historical proportion of the loans in the special mention risk category that ultimately were cured or resulted in being uncollectible. In addition, the Corporation implemented refinements to the measurement of qualitative factors in the estimation process of the allowance for loan losses related to commercial and consumer loans for each of the regions where the Corporation operates.

Although the net effect of these refinements was immaterial to the total provision expense, on a portfolio basis these enhancements resulted in a $1.6 million decrease in the provision for commercial and construction loans, offset by a $1.6 million increase in the provision for consumer loans.

See Credit Quality – Allowance for Loan and Lease Losses and Basis of Presentation below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs, and the reconciliation of the provision for loan and lease losses in accordance with GAAP to the adjusted provision for loan and lease losses that excludes the hurricane-related adjustments and charges to the provision for loan and lease losses related to loans transferred to held for sale.

NON-INTEREST INCOME
	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2018	2018	2017	2017	2017

Service charges on deposit accounts	$5,344	$5,088	$4,924	$5,797	$5,803
Mortgage banking activities	4,835	4,165	1,912	3,117	4,846
Net gain (loss) on investments and impairments	-	-	-	-	371
Gain on early extinguishment of debt	-	2,316	-	1,391	-
Other operating income	10,293	11,215	8,114	8,340	9,529
Non-interest income	$20,472	$22,784	$14,950	$18,645	$20,549

Non-interest income for the second quarter of 2018 amounted to $20.5 million, compared to $22.8 million for the first quarter of 2018. Non-interest income for the first quarter of 2018 includes the $2.3 million gain on the repurchase and cancellation of $23.8 million in trust preferred securities.

On a non-GAAP basis, excluding the effect of the repurchase and cancellation of trust preferred securities, GAAP non-interest income of $20.5 million for the second quarter remained flat compared to the adjusted non-interest income of $20.5 million for the first quarter of 2018. Some of the most significant factors follow:

  A $0.7 million increase in revenues from mortgage banking activities driven by a higher volume of sales in the secondary market. Total loans sold in the secondary market to U.S. government-sponsored entities amounted to $96.4 million with a related net gain of $2.7 million, including gains of $0.2 million on To-Be-Announced MBS (“TBA”) hedges, in the second quarter of 2018, compared to total loans sold in the secondary market of $74.5 million with a related net gain of $1.9 million, including TBA hedge gains of $0.6 million, in the first quarter of 2018. The total amount of loans sold in the secondary market in the second quarter included $9.8 million of seasoned residential mortgage loans sold to Fannie Mae that resulted in a $0.2 million gain.
  A $0.6 million positive variance related to the effect in the previous quarter of a lower of cost or market adjustment that reduced the carrying value of a construction loan held for sale, included as part of “Other operating income” in the table above.
  A $0.5 million increase in transaction fee income from merchant-related transactions and credit and debit cards interchange fees, included as part of “Other operating income” in the table above.
  A $0.3 million increase in service charges on deposit accounts, primarily related to an increase in the number of cash management transactions of commercial clients.

Offset by:

  A $1.6 million decrease in income from insurance commissions, primarily reflecting the effect in the previous quarter of seasonal contingent commissions received by the insurance agency based on the prior year’s production of insurance policies, included as part of “Other operating income” in the table above.
  A $0.8 million adverse variance related to the effect in the previous quarter of a gain realized on the sale of fixed assets of a closed banking branch in Florida, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES
	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2018	2018	2017	2017	2017

Employees' compensation and benefits	$39,555	$40,684	$37,655	$37,128	$38,409
Occupancy and equipment	13,746	15,105	15,067	13,745	13,759
Deposit insurance premium	2,443	2,649	3,054	3,179	3,721
Other insurance and supervisory fees	1,258	1,206	1,363	1,174	1,134
Taxes, other than income taxes	3,637	3,856	3,366	3,763	3,745
Professional fees:
Collections, appraisals and other credit related fees	1,650	1,599	2,341	2,295	2,452
Outsourcing technology services	5,127	5,123	5,088	5,403	5,398
Other professional fees	3,416	3,338	3,721	4,325	3,950
Credit and debit card processing expenses	3,766	3,537	3,078	3,737	3,566
Business promotion	4,016	2,576	2,768	3,244	3,192
Communications	1,582	1,482	1,374	1,603	1,628
Net loss on OREO operations	5,655	190	2,201	1,351	3,369
Other	4,365	4,682	4,060	4,667	4,746
Total	$90,216	$86,027	$85,136	$85,614	$89,069

Non-interest expenses in the second quarter of 2018 amounted to $90.2 million, an increase of $4.2 million from $86.0 million in the first quarter of 2018. Non-interest expenses for the second and first quarters of 2018 include hurricane-related expenses totaling $0.7 million and $1.6 million, respectively, substantially all included as part of “Occupancy and equipment” in the above table.

On a non-GAAP basis, excluding the effect of the aforementioned hurricane-related expenses, adjusted non-interest expenses of $89.6 million for the second quarter of 2018 increased $5.2 million, compared to adjusted non-interest expenses of $84.4 million for the first quarter of 2018. The $5.2 million increase in adjusted non-interest expenses was primarily due to:

  A $5.4 million increase in the adjusted net loss on OREO operations, primarily due to a $5.9 million adverse change in fair value adjustments on OREO properties.
  A $1.4 million increase in adjusted business promotion expenses, including a $0.9 million increase related to the timing of advertising, public relations, and sponsorship activities and a $0.2 million increase in costs of the credit card rewards program associated with a higher volume of purchases.
  A $0.2 million increase in credit and debit card processing expenses.

Partially offset by:

  A $1.1 million decrease in adjusted employees’ compensation and benefits expenses driven by a $1.6 million seasonal decline in payroll taxes and bonus expenses, partially offset by headcount increase and certain severance payments.
  A $0.4 million decrease in adjusted occupancy and equipment costs, primarily related to certain software-support costs renegotiated in the second quarter.
  A $0.3 million decrease related to higher reserve releases for unfunded loan commitments, primarily related to the credit-risk rating upgrade of a commercial line of credit, included as part of “other non-interest expenses” in the table above.
  A $0.2 million decrease in the Federal Deposit Insurance Corporation (“FDIC”) insurance premium expense reflecting, among other things, the effect of reductions in brokered CDs, improved liquidity metrics tied to the growth in non-interest-bearing deposits, and an improvement in the risk profile of the Bank’s balance sheet.

INCOME TAXES

The Corporation recorded an income tax expense of $10.1 million for the second quarter of 2018 compared to $7.8 million for the first quarter of 2018. The increase was mainly related to a $1.8 million excess tax benefit recognized during the first quarter of 2018 upon the vesting of shares granted under the Corporation’s stock-based compensation plan. The effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized, decreased to 25% compared to the effective tax rate of 27% as of the end of the first quarter of 2018. As of June 30, 2018, the Corporation had a net deferred tax asset of $283.3 million (net of a valuation allowance of $181.2 million, including a valuation allowance of $144.6 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Non-performing loans held for investment:
Residential mortgage	$162,539	$171,380	$178,291	$178,530	$155,330
Commercial mortgage	142,614	115,179	156,493	137,059	122,035
Commercial and Industrial	76,887	85,325	85,839	84,317	65,575
Construction	14,148	16,236	52,113	46,720	47,391
Consumer and Finance leases	22,953	23,857	16,818	26,506	21,082
Total non-performing loans held for investment	419,141	411,977	489,554	473,132	411,413

OREO	143,355	154,639	147,940	152,977	150,045
Other repossessed property	4,271	5,646	4,802	6,320	5,588
Total non-performing assets, excluding loans held for sale	$566,767	$572,262	$642,296	$632,429	$567,046

Non-performing loans held for sale	54,546	64,945	8,290	8,290	8,079
Total non-performing assets, including loans held for sale (1)	$621,313	$637,207	$650,586	$640,719	$575,125

Past-due loans 90 days and still accruing (2)	$171,737	$163,045	$160,725	$140,656	$131,246
Non-performing loans held for investment to total loans held for investment	4.85%	4.74%	5.53%	5.33%	4.64%
Non-performing loans to total loans	5.43%	5.43%	5.60%	5.41%	4.71%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	4.60%	4.72%	5.24%	5.20%	4.76%
Non-performing assets to total assets	5.02%	5.22%	5.31%	5.26%	4.83%

(1)

Purchased credit impaired ("PCI") loans of $152.2 million accounted for under ASC 310-30 as of June 30, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2018 of approximately $30.3 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $15.9 million to $621.3 million as of June 30, 2018, compared to $637.2 million as of March 31, 2018. Total non-performing loans, including non-performing loans held for sale, decreased by $3.2 million from $476.9 million as of the end of the first quarter of 2018 to $473.7 million as of June 30, 2018.

The decrease in non-performing assets was mainly due to:

  The split loan restructuring of a $34 million commercial mortgage loan in Puerto Rico. This loan relationship was restructured in the second quarter using the A/B note workout strategy in which note A, with an outstanding balance of $29.4 million as of June 30, 2018 (net of approximately $3.6 million of payments collected in the second quarter), was underwritten to comply with the Corporation’s lending standards at current market rates. The A note was restored to accrual status at the time of the restructuring in the second quarter considering the borrower’s sustained historical repayment performance before the restructuring that demonstrated its ability to make timely interest and principal payments under the restructured terms. The B note consists of amounts mostly charged-off in prior periods and is fully charged-off as of June 30, 2018.
  The sale of a $10.4 million non-performing commercial mortgage loan held for sale. This loan was transferred to held for sale in the first quarter of 2018 and the sale resulted in a $0.1 million partial recovery of previously-recorded charge-offs.
  An $11.2 million decrease in the OREO portfolio balance. The decrease was driven by sales of $12.7 million, including the sale of a $3.4 million commercial property, and fair value adjustments and impairments to the OREO value of $8.9 million, partially offset by additions of $10.4 million.
  An $8.8 million decrease in non-performing residential mortgage loans driven by loans brought current, charge-offs, and collections that, in the aggregate, offset the inflows in the second quarter.
  An $8.4 million decrease in non-performing commercial and industrial loans driven by charge-offs and collections.
  A $2.1 million decrease in non-performing construction loans driven by charge-offs and a $0.8 million land loan restored to accrual status during the second quarter.
  A $1.4 million decrease in non-real estate repossessed properties, including autos and boats, driven by sales.
  A $0.9 million decrease in non-performing consumer loans driven by charge-offs and collections.

Partially offset by:

  The inflow of two large commercial mortgage loans totaling $69.8 million related to one legacy commercial loan relationship, consisting of a $46.8 million loan in the Florida region and a $23.0 million loan in the Puerto Rico region.
  Inflows to non-performing loans held for investment were $105.2 million, an increase of $55.3 million, compared to inflows of $49.8 million in the first quarter of 2018. The variance primarily reflects the effect of the aforementioned inflow of two large commercial mortgage loans totaling $69.8 million, partially offset by lower inflows of residential mortgage and consumer loans. Inflows to non-performing residential mortgage loans were $16.8 million in the second quarter of 2018, a decrease of $10.2 million, compared to inflows of $27.0 million in the first quarter of 2018. Inflows to non-performing consumer loans were $14.9 million, a decrease of $1.5 million, compared to inflows of $16.3 million in the first quarter of 2018.
  Adversely classified commercial and construction loans, including loans held for sale, decreased by $16.9 million to $490.4 million as of June 30, 2018, driven by the upgrade in the credit risk classification of several commercial loans totaling $56.3 million, including the aforementioned $34 million loan restructured through a loan split, and the aforementioned sale of a $10.4 million non-performing commercial mortgage loan. These variances were partially offset by the downgrade in the credit risk classification of two commercial relationships in Puerto Rico totaling $63.5 million, including the aforementioned $23.0 million commercial mortgage loan classified as non-performing during the second quarter.
  Total troubled debt restructuring (“TDR”) loans held for investment were $557.2 million as of June 30, 2018, down $15.2 million from March 31, 2018. Approximately $393.9 million of total TDR loans held for investment were in accrual status as of June 30, 2018.

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $143.5 million as of June 30, 2018, a decrease of $59.0 million compared to $202.5 million as of March 31, 2018. The variances by major portfolio categories follow:

  Commercial and construction loans in early delinquency decreased in the second quarter by $50.9 million to $15.5 million as of June 30, 2018, primarily related to the aforementioned $46.8 million commercial mortgage loan classified as non-performing in the Florida region during the second quarter. When compared to pre-hurricane levels of $6.0 million as of June 30, 2017, commercial and construction loans in early delinquency increased by $9.5 million to $15.5 million as of June 30, 2018.
  Consumer loans in early delinquency decreased in the second quarter by $6.9 million to $59.7 million as of June 30, 2018, and residential mortgage loans in early delinquency decreased in the second quarter by $1.2 million to $68.3 million as of June 30, 2018. When compared to pre-hurricane levels, consumer loans in early delinquency decreased by $23.2 million to $59.7 million from $82.9 million as of June 30, 2017, and residential mortgage loans in early delinquency decreased by $36.4 million to $68.3 million from $104.7 million as of June 30, 2017.

Allowance For Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30,		March 31,		December 31,		September 30,		June 30,
	2018		2018		2017		2017		2017

Allowance for loan and lease losses, beginning of period	$ 225,856		$ 231,843		$ 230,870		$ 173,485		$ 203,231
Provision for loan and lease losses	19,536	(1)	20,544	(2) (3)	25,703	(7)	75,013	(8)	18,096
Net (charge-offs) recoveries of loans:
Residential mortgage	(4,855)		(3,036)		(5,341)		(6,856)		(6,076)
Commercial mortgage	(3,859)		(6,761)	(4)	(6,850)		(223)		(30,417)
Commercial and Industrial	(3,734)		(1,868)		(545)		(624)		(1,754)
Construction	(680)		(5,164)	(5)	(2,764)		(31)		(462)
Consumer and finance leases	(10,229)		(9,702)		(9,230)		(9,894)		(9,133)
Net charge-offs	(23,357)		(26,531)	(6)	(24,730)		(17,628)		(47,842)
Allowance for loan and lease losses, end of period	$ 222,035		$ 225,856		$ 231,843		$ 230,870		$ 173,485

Allowance for loan and lease losses to period end total loans held for investment (9)	2.57%		2.60%		2.62%		2.60%		1.96%
Net charge-offs (annualized) to average loans outstanding during the period	1.07%		1.21%		1.12%		0.80%		2.16%
Net charge-offs (annualized), excluding charge-offs of $9.7 million related to loans transferred to held for sale in the first quarter of 2018, to average loans outstanding during the period	1.07%		0.77%		1.12%		0.80%		2.16%
Provision for loan and lease losses to net charge-offs during the period	0.84x		0.77x		1.04x		4.26x		0.38x

Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the second and first quarters of 2018, loans transferred to held for sale in the first quarter of 2018, and the hurricane-related provision in the fourth and third quarters of 2017

	0.92x		1.26x		0.96x		0.48x		0.38x

(1) Net of a $2.1 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Includes a provision of $5.6 million associated with $57.2 million in loans transferred to held for sale.
(4) Includes charge-offs totaling $4.6 million associated with $27.2 million in commercial mortgage loans transferred to held for sale.
(5) Includes a charge-off of $5.1 million associated with a $30.0 million construction loan transferred to held for sale.
(6) Includes charge-offs totaling $9.7 million associated with $57.2 million in loans transferred to held for sale.
(7) Includes a provision of $4.8 million associated with the effect of Hurricanes Irma and Maria.
(8) Includes a provision of $66.5 million associated with the effect of Hurricanes Irma and Maria.
(9) The ratio of allowance for loan and lease losses to total loans held for investment, excluding the hurricane-related qualitative allowance, was 2.08%, 2.06%, 1.99% and 1.85% as of June 30, 2018, as of March 31, 2018, as of December 31, 2017, and as of September 30, 2017, respectively.
  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.57% as of June 30, 2018, compared to 2.60% as of March 31, 2018, primarily reflecting charge-offs taken against previously-established reserves. The ratio of the total allowance to non-performing loans held for investment was 52.97% as of June 30, 2018, compared to 54.82% as of March 31, 2018.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2018 and March 31, 2018 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of June 30, 2018
Impaired loans:
Principal balance of loans, net of charge-offs	$409,085	$298,207	$32,842	$740,134
Allowance for loan and lease losses	19,804	23,857	5,853	49,514
Allowance for loan and lease losses to principal balance	4.84%	8.00%	17.82%	6.69%

PCI loans:
Carrying value of PCI loans	148,025	4,217	-	152,242
Allowance for PCI loans	10,954	400	-	11,354
Allowance for PCI loans to carrying value	7.40%	9.49%	-	7.46%

Loans with general allowance:
Principal balance of loans	2,680,891	3,324,616	1,742,408	7,747,915
Allowance for loan and lease losses	24,372	72,410	64,385	161,167
Allowance for loan and lease losses to principal balance	0.91%	2.18%	3.70%	2.08%

Total loans held for investment:
Principal balance of loans	$3,238,001	$3,627,040	$1,775,250	$8,640,291
Allowance for loan and lease losses	55,130	96,667	70,238	222,035
Allowance for loan and lease losses to principal balance	1.70%	2.67%	3.96%	2.57%

As of March 31, 2018

Impaired loans:
Principal balance of loans, net of charge-offs	$417,610	$293,971	$34,699	$746,280
Allowance for loan and lease losses	22,546	29,310	5,074	56,930
Allowance for loan and lease losses to principal balance	5.40%	9.97%	14.62%	7.63%

PCI loans:
Carrying value of PCI loans	151,067	4,214	-	155,281
Allowance for PCI loans	10,873	378	-	11,251
Allowance for PCI loans to carrying value	7.20%	8.97%	-	7.25%

Loans with general allowance:
Principal balance of loans	2,699,191	3,395,241	1,699,897	7,794,329
Allowance for loan and lease losses	22,967	72,486	62,222	157,675
Allowance for loan and lease losses to principal balance	0.85%	2.13%	3.66%	2.02%

Total loans held for investment:
Principal balance of loans	$3,267,868	$3,693,426	$1,734,596	$8,695,890
Allowance for loan and lease losses	56,386	102,174	67,296	225,856
Allowance for loan and lease losses to principal balance	1.73%	2.77%	3.88%	2.60%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:
	Quarter Ended
	June 30,	March 31,		December 31,	September 30,	June 30,
	2018	2018		2017	2017	2017

Residential mortgage	0.61%	0.38%		0.66%	0.84%	0.74%

Commercial mortgage	0.98%	1.69%	(1)	1.73%	0.06%	7.42%

Commercial and Industrial	0.73%	0.36%		0.10%	0.12%	0.34%

Construction	2.25%	17.37%	(2)	7.86%	0.09%	1.19%

Consumer and finance leases	2.34%	2.22%		2.13%	2.29%	2.13%

Total loans	1.07%	1.21%	(3)	1.12%	0.80%	2.16%

(1) Includes net charge-offs totaling $4.6 million associated with $27.2 million in commercial mortgage loans transferred to held for sale. The ratio of commercial mortgage net charge-offs to average loans, excluding the charge-offs associated with commercial mortgage loans transferred to held for sale, was 0.55%.

(2) Includes a charge-off of $5.1 million associated with a $30.0 million construction loan transferred to held for sale. The ratio of construction net charge-offs to average loans, excluding the charge-off associated with the construction loan transferred to held for sale, was 0.22%.

(3) Includes net charge-offs totaling $9.7 million associated with $57.2 million in loans transferred to held for sale. The ratio of total loans net charge-offs to average loans, excluding the charge-offs associated with loans transferred to held for sale, was 0.77%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the second quarter of 2018 were $23.4 million, or an annualized 1.07% of average loans, compared to $26.5 million, or an annualized 1.21% of average loans, in the first quarter of 2018. On a non-GAAP basis, excluding charge-offs of $9.7 million taken on loans transferred to held for sale in the first quarter of 2018, net charge-offs of $23.4 million for the second quarter of 2018 increased by $6.5 million, compared to adjusted net charge-offs of $16.9 million for the first quarter of 2018. The increase of $6.5 million in adjusted net charge-offs was mainly related to:

  A $4.2 million increase in adjusted commercial and construction loan net charge-offs, primarily related to a $3.5 million charge-off taken on a commercial and industrial loan in Puerto Rico.
  A $1.8 million increase in residential mortgage loan net charge-offs, primarily related to a higher amount of charge-offs for loans evaluated for impairment purposes based on their respective delinquency status and loan-to-value ratio.
  A $0.5 million increase in consumer loan net charge-offs, primarily related to small personal loans in Puerto Rico.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.4 billion as of June 30, 2018, up $184.5 million from March 31, 2018.

The increase was mainly due to:

  A $220.4 million increase in investment securities driven by purchases in the second quarter of U.S. agency debt securities totaling $302.9 million (average yield of 3.13%), including $225.5 million of U.S. agency MBS and $77.4 million of U.S. agency callable debt securities. This was partially offset by prepayments of $49.8 million of U.S. agency MBS, the maturity of a $20.0 million U.S. agency debt security during the second quarter, and a decrease of $7.4 million in the fair value of available-for-sale investment securities, primarily U.S. agency MBS due to changes in market interest rates.
  A $44.6 million increase in cash and cash equivalents, largely driven by the growth in non-interest-bearing deposits during the second quarter, partially offset by liquidity used to pay off maturing brokered CDs and balances invested in higher-yielding investment securities.

Partially offset by:

  A $66.2 million decrease in total loans. The decrease consisted of reductions of $42.5 million and $23.7 million in the Puerto Rico and the Virgin Island regions, respectively, partially offset by a $0.1 million increase in the Florida region. The decrease was mainly related to a $76.8 million decline in the commercial and construction loan portfolio driven by significant payments received in the second quarter, including payments that reduced the outstanding balance of six commercial lines of credit in Puerto Rico by $32.1 million, five large commercial loans paid off during the second quarter totaling $63.1 million, and the aforementioned sale of a $10.4 million non-performing commercial mortgage loan in Puerto Rico. A decrease of $30.0 million in the residential mortgage loan portfolio was more than offset by a $40.7 million increase in consumer loans.

The decrease in total loans in the Puerto Rico region includes reductions of $71.9 million in commercial and construction loans and $12.4 million in residential mortgage loans, partially offset by a $41.8 million increase in consumer loans. The decrease in commercial and construction loans was driven by significant repayments that reduced the balance of certain commercial loans, including the aforementioned payments that reduced the outstanding balance of six commercial lines of credit by $32.1 million, a $16.0 million commercial and industrial loan paid off during the second quarter, the sale of the $10.4 million commercial mortgage non-performing loan, and charge-offs. The decrease in residential mortgage loans in Puerto Rico reflects the effect of collections, charge-offs and $9.0 million of foreclosures recorded in the second quarter. Loans previously sold to the Government National Mortgage Association (“GNMA”) that meet GNMA’s specified delinquency criteria and are eligible for repurchase increased $5.5 million from $73.3 million as of March 31, 2018 to $78.7 million as of June 30, 2018. The Corporation has the right but not the obligation to repurchase such loans, generally when the borrower fails to make any payment for three consecutive months, and the accounting guidelines require the Corporation to bring those loans back to its books and record a corresponding liability. The increase in consumer loans was driven by the higher volume of loan originations discussed below.

The reduction in total loans in the Virgin Islands primarily reflects declines of $16.1 million in commercial and construction loans and $8.2 million in residential mortgage loans, partially offset by a $0.6 million increase in consumer loans. The decrease in commercial and construction loans was driven by a $6.7 million commercial mortgage loan paid off in the second quarter and a $5.0 million decrease in the balance of a commercial line of credit of a U.S. Virgin Islands government public corporation.

The increase in total loans in the Florida region consisted of an increase of $11.2 million in commercial and construction loans, despite the effect of three large commercial loans paid off during the second quarter totaling $40.4 million, partially offset by reductions of $9.4 million and $1.7 million in residential mortgage and consumer loans, respectively. The decrease in residential mortgage loans in Florida was driven by the aforementioned sale of $9.8 million of seasoned residential mortgage loans to Fannie Mae in the second quarter.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity) increased by $119.8 million to $726.8 million in the second quarter of 2018, compared to $606.3 million in the first quarter of 2018, primarily due to increases in originations of residential mortgage and consumer loans in Puerto Rico.

Total loan originations in Puerto Rico increased by $101.6 million to $553.7 million in the second quarter of 2018, compared to $452.1 million in the first quarter of 2018. The increase in the Puerto Rico region consisted of increases of $59.4 million in consumer loan originations, $26.9 million in residential mortgage loan originations, primarily conforming loan originations, and $15.3 million in commercial and construction loan originations, primarily driven by the purchase of a $21 million commercial loan participation.

Total loan originations in the Virgin Islands of $13.8 million in the second quarter of 2018 decreased by $10.5 million, compared to $24.4 million in the first quarter of 2018. The decrease in the Virgin Islands region consisted of a $10.8 million decrease in commercial and construction loan originations, driven by the effect in the previous quarter of the utilization of an arranged overdraft line of credit of a government entity, and a $1.7 million decrease in residential mortgage loan originations, partially offset by a $1.9 million increase in consumer loan originations.

Total loan originations in the Florida region increased by $29.3 million to $159.2 million in the second quarter of 2018, compared to $129.9 million in the first quarter of 2018. The increase in the Florida region consisted of a $36.0 million increase in commercial and construction loan originations, partially offset by a $5.7 million decrease in residential mortgage loan originations and a $0.9 million decrease in consumer loan originations.

  An $11.3 million increase in the OREO portfolio balance. Refer to the discussion in Credit Quality – Non-Performing Assets above for additional information.

Total liabilities were approximately $10.5 billion as of June 30, 2018, up $159.9 million from March 31, 2018.

The increase was mainly due to:

  A $180.5 million increase in total deposits, excluding brokered CDs and government deposits, reflecting increases of $151.1 million and $49.3 million in Puerto Rico and the Virgin Island regions, respectively, partially offset by a decrease of $20.0 million in the Florida region. The most significant increase was in noninterest-bearing demand deposits, which grew 15%, or $297.3 million, during the second quarter of 2018. Storm-related factors, such as the effect of disaster relief funds, and settlements of insurance claims continued to contribute to this growth. Partially offsetting the increase in non-interest bearing deposits were decreases in retail CDs and money market and savings accounts.
  A $104.6 million increase in government deposits, reflecting an increase of $93.0 million in Puerto Rico, primarily related to an increase in the balance of transactional deposit accounts of certain municipalities, and an $11.5 million increase in the Virgin Islands region.
  A $5.5 million increase in other liabilities related to the accounting for the above-mentioned rebooked GNMA delinquent loans.

Partially offset by:

  A $133.4 million decrease in brokered CDs, as the Corporation used liquidity to pay off maturing brokered CDs with an all-in cost of 1.33%.

Total stockholders’ equity amounted to $1.9 billion as of June 30, 2018, an increase of $24.6 million from March 31, 2018, mainly driven by the earnings generated in the second quarter, partially offset by the decrease in the fair value of available-for-sale investment securities recorded as part of other comprehensive income.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of June 30, 2018 were 19.74%, 20.16%, 23.48% and 14.35%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 19.24%, 19.66%, 22.98%, and 14.18%, respectively, as of March 31, 2018. As of June 30, 2018, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of June 30, 2018 of our banking subsidiary, FirstBank Puerto Rico, were 18.17%, 21.73%, 22.99%, and 15.48%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.70%, 21.26%, 22.52% and 15.35%, respectively, as of March 31, 2018.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 14.78% as of June 30, 2018, compared to 14.80% as of March 31, 2018.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Tangible Equity:
Total equity - GAAP	$1,901,679	$1,877,104	$1,869,097	$1,853,751	$1,859,910
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(6,851)	(7,426)	(8,000)	(8,633)	(9,266)
Core deposit intangible	(4,835)	(5,084)	(5,478)	(5,885)	(6,297)
Insurance customer relationship intangible	(699)	(737)	(775)	(813)	(851)

Tangible common equity	$1,825,092	$1,799,655	$1,790,642	$1,774,218	$1,779,294

Tangible Assets:
Total assets - GAAP	$12,384,862	$12,200,386	$12,261,268	$12,173,648	$11,913,800
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(6,851)	(7,426)	(8,000)	(8,633)	(9,266)
Core deposit intangible	(4,835)	(5,084)	(5,478)	(5,885)	(6,297)
Insurance customer relationship intangible	(699)	(737)	(775)	(813)	(851)

Tangible assets	$12,344,379	$12,159,041	$12,218,917	$12,130,219	$11,869,288

Common shares outstanding	217,185	216,390	216,278	216,175	215,964

Tangible common equity ratio	14.78%	14.80%	14.65%	14.63%	14.99%
Tangible book value per common share	$8.40	$8.32	$8.28	$8.21	$8.24

On May 17, 2018, the U.S. Treasury exercised its warrant to purchase shares of the Corporation’s common stock on a cashless basis, resulting in the issuance of 730,571 shares of common stock.

Exposure to Puerto Rico Government

As of June 30, 2018, the Corporation had $213.2 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $213.4 million as of March 31, 2018. Approximately $183.5 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.7 million consisted of a loan to a unit of the central government, and approximately $14.8 million consisted of a loan to an affiliate of a public corporation. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.1 million as part of its available-for-sale investment securities portfolio recorded on its books at a fair value of $6.8 million as of June 30, 2018.

The exposure to municipalities in Puerto Rico includes $150.5 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of June 30, 2018, the Corporation had $634.4 million of public sector deposits in Puerto Rico, compared to $541.4 million as of March 31, 2018. Approximately 31% is from municipalities and municipal agencies in Puerto Rico and 69% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Wednesday, July 25, 2018, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until July 25, 2019. A telephone replay will be available one hour after the end of the conference call through August 25, 2018 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10122005.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: the actual pace and magnitude of economic recovery in the Corporation’s service areas that were affected by two hurricanes during 2017 compared to Management’s current views on the economic recovery; uncertainties about the effectiveness and the timing of the completion of the rebuilding taking place in the regions affected by the hurricanes, including the rebuilding of the public infrastructure, such as Puerto Rico’s power grid, how and the extent to which government, private or philanthropic funds will be invested in the affected communities, how many displaced individuals will return to their homes in both the short- and long-term, and what other demographic changes will take place, if any; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address Puerto Rico’s financial problems, including the filing of a form of bankruptcy under Title III of PROMESA, which provides a court debt restructuring process similar to U.S. bankruptcy protection, and the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios; the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of payment defaults on the Puerto Rico government general obligations, bonds of the GDB and certain bonds of government public corporations, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; uncertainty about whether the Federal Reserve Bank of New York (the “New York FED” or “Federal Reserve”) will continue to provide approvals for receiving dividends from FirstBank, or making payments of dividends on non-cumulative perpetual preferred stock, or payments on trust preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities, despite the consents that have enabled the Corporation to receive quarterly dividends from FirstBank since the second quarter of 2016, to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust preferred securities since the second quarter of 2016, and to pay monthly dividends on the non-cumulative perpetual preferred stock since December 2016; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s common stockholders in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its net deferred tax assets; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and have affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.1 million of the Puerto Rico government’s debt securities; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the Federal Deposit Insurance Corporation (“FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s businesses, business practices and results of operations of a potential higher interest rate environment; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the recent hurricanes. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit) and the provision for loan and lease losses, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of Special Items that Management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to the provision for loan and lease losses, net charge-offs, non-interest income, non-interest expenses and net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the second and first quarters of 2018, and the second quarter of 2017 that reflect the described items that were excluded for one of those reasons:

  Adjusted provision for loan and lease losses for the second and first quarters of 2018 reflected the following exclusions:
    The $2.1 million and $6.4 million net loan loss reserve releases recorded in the second quarter and first quarter of 2018, respectively, related to revised estimates associated with the effects of Hurricanes Maria and Irma.
    The $5.6 million charge to the provision related to the $57.2 million in loans transferred to held for sale in the first quarter of 2018.
  Adjusted net charge-offs for the first quarter of 2018 reflected the following adjustments:
    Net charge-offs totaling $9.7 million associated with loans transferred to held for sale in the first quarter of 2018.
  Adjusted non-interest income for the first quarter of 2018 and second quarter of 2017 reflected the following:
    Gain of $2.3 million on the repurchase and cancellation of $23.8 million in trust preferred securities in the first quarter of 2018.
    Partial recovery of $0.4 million of previously recorded OTTI charges on non-performing bonds of the GDB and the Puerto Rico Public Buildings Authority sold in the second quarter of 2017.
  Adjusted non-interest expenses for the second and first quarters of 2018 reflected the following:
    Exclusion of hurricane-related expenses of $0.7 million and $1.6 in the second quarter and first quarter of 2018, respectively.
  Adjusted net income excluding the effect of all of the items mentioned in the above bullets for the second and first quarters of 2018 and the second quarter of 2017 and their tax related impacts as follows:
    Tax expense of $0.8 million and $2.5 million in the second quarter and first quarter of 2018, respectively, related to net loan loss reserve releases resulting from the revised estimates of the reserves associated with the effects of Hurricanes Maria and Irma (calculated based on the statutory tax rate of 39%).
    Tax benefit of $2.2 million in the first quarter of 2018 related to the charge to the provision for loan and lease losses recorded in connection with the $57.2 million in loans transferred to held for sale (calculated based on the statutory tax rate of 39%).
    Tax benefit of $0.3 million and $0.6 million in the second quarter and first quarter of 2018, respectively, related to hurricane-related expenses (calculated based on the statutory tax rate of 39%).
    No tax expense was recorded for the gain on repurchase and cancellation of trust preferred securities that was recorded at the holding company level in the first quarter of 2018 and for the partial recovery of previous OTTI charges on non-performing bonds sold in the second quarter of 2017.

Management believes that the presentations of the adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, and adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)

2018 Second Quarter	As Reported (GAAP)	Hurricane-related allowance release	Hurricane-related expenses	Tax effect (1)	Adjusted (Non- GAAP)

Provision for Loan and Lease Losses	$19,536	$2,057	$-	$-	$21,593

Non-interest expenses	$90,216	$-	$(654)	$-	$89,562
Occupancy and Equipment	13,746	-	(553)	-	13,193
Business Promotion	4,016	-	(24)	-	3,992
Net loss on other real estate owned operations	5,655	-	(77)	-	5,578

Net income	$31,032	$(2,057)	$654	$547	$30,176

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

(Dollars in thousands)

2018 First Quarter	As Reported (GAAP)	Loans Transferred to Held for Sale	Hurricane-related allowance release	Hurricane-related expenses	Repurchase and Cancellation of Trust Preferred Securities	Tax effect (2)	Adjusted (Non- GAAP)

Total net charge-offs (1)	$26,531	$9,673	$-	$-	$-	$-	$16,858
Total net charge-offs to average loans	1.21%						0.77%
Commercial mortgage	6,761	(4,573)	-	-	-	-	2,188
Commercial mortgage net charge-offs to average loans	1.69%						0.55%
Construction	5,164	(5,100)	-	-	-	-	64
Construction net charge-offs to average loans	17.37%						0.22%

Provision for Loan and Lease Losses	$20,544	$(5,645)	$6,407	$-	$-	$-	$21,306

Non-interest income	$22,784	$-	$-	$-	$(2,316)	$-	$20,468
Gain on early extinguishment of debt	2,316	-	-	-	(2,316)	-	-

Non-interest expenses	$86,027	$-	$-	$(1,596)	$-	$-	$84,431
Employees' compensation and benefits	40,684	-	-	(5)	-	-	40,679
Occupancy and Equipment	15,105	-	-	(1,549)	-	-	13,556
Business Promotion	2,576	-	-	(31)	-	-	2,545

Net income	$33,148	$5,645	$(6,407)	$1,596	$(2,316)	$(324)	$31,342

(1) Net charge-offs percentages annualized
(2) See Basis of Presentation for the individual tax impact for each reconciling item.
(Dollars in thousands)

2017 Second Quarter	As Reported (GAAP)	Gain from Recovery of Investments Previously Written- Off	Tax effect (1)	Adjusted (Non-GAAP)

Non-interest income	$20,549	$(371)	$-	$20,178
Gain (loss) on investments and impairments	371	(371)	-	-

Net income	$27,998	$(371)	$-	$27,627

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2018	2018	2017
ASSETS

Cash and due from banks	$790,809	$743,409	$705,980

Money market investments:
Time deposits with other financial institutions	300	3,126	3,126
Other short-term investments	97,290	97,289	7,289
Total money market investments	97,590	100,415	10,415

Investment securities available for sale, at fair value	2,036,010	1,815,504	1,891,016

Investment securities held to maturity, at amortized cost	150,486	150,486	150,627

Other equity securities	43,400	43,532	43,119

Total investment securities	2,229,896	2,009,522	2,084,762

Loans, net of allowance for loan and lease losses of $222,035
(March 31, 2018 - $225,856; December 31, 2017 - $231,843)	8,418,256	8,470,034	8,618,633
Loans held for sale, at lower of cost or market	80,815	91,375	32,980
Total loans, net	8,499,071	8,561,409	8,651,613

Premises and equipment, net	144,507	143,115	141,895
Other real estate owned	143,355	154,639	147,940
Accrued interest receivable on loans and investments	47,171	44,093	57,172
Other assets	432,463	443,784	461,491
Total assets	$12,384,862	$12,200,386	$12,261,268

LIABILITIES

Deposits:
Non-interest-bearing deposits	$2,317,149	$2,019,823	$1,833,665
Interest-bearing deposits	6,900,934	7,046,642	7,188,966
Total deposits	9,218,083	9,066,465	9,022,631

Securities sold under agreements to repurchase	200,000	200,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	715,000	715,000	715,000
Other borrowings	184,150	184,150	208,635
Accounts payable and other liabilities	165,950	157,667	145,905
Total liabilities	10,483,183	10,323,282	10,392,171

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104
Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 221,724,062 shares (March 31, 2018 - 220,877,719 shares issued; December 31, 2017 - 220,382,343 shares issued)	22,172	22,088	22,038
Less: Treasury stock (at par value)	(453)	(449)	(410)
Common stock outstanding, 217,185,449 shares outstanding (March 31, 2018 - 216,390,329 shares outstanding; December 31, 2017 - 216,278,040 shares outstanding)	21,719	21,639	21,628
Additional paid-in capital	937,919	936,342	936,772
Retained earnings	958,044	927,681	895,208
Accumulated other comprehensive loss	(52,107)	(44,662)	(20,615)
Total stockholders' equity	1,901,679	1,877,104	1,869,097
Total liabilities and stockholders' equity	$12,384,862	$12,200,386	$12,261,268

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2018	2018	2017	2018	2017

Net interest income:
Interest income	$155,633	$149,418	$147,374	$305,051	$292,602
Interest expense	25,162	24,725	23,470	49,887	46,149
Net interest income	130,471	124,693	123,904	255,164	246,453
Provision for loan and lease losses	19,536	20,544	18,096	40,080	43,538
Net interest income after provision for loan and lease losses	110,935	104,149	105,808	215,084	202,915

Non-interest income:
Service charges on deposit accounts	5,344	5,088	5,803	10,432	11,593
Mortgage banking activities	4,835	4,165	4,846	9,000	8,462
Net gain (loss) on investments and impairments	-	-	371	-	(11,860)
Gain on early extinguishment of debt	-	2,316	-	2,316	-
Other non-interest income	10,293	11,215	9,529	21,508	20,597
Total non-interest income	20,472	22,784	20,549	43,256	28,792

Non-interest expenses:
Employees' compensation and benefits	39,555	40,684	38,409	80,239	77,062
Occupancy and equipment	13,746	15,105	13,759	28,851	27,847
Business promotion	4,016	2,576	3,192	6,592	6,473
Professional fees	10,193	10,060	11,800	20,253	22,756
Taxes, other than income taxes	3,637	3,856	3,745	7,493	7,421
Insurance and supervisory fees	3,701	3,855	4,855	7,556	9,764
Net loss on other real estate owned operations	5,655	190	3,369	5,845	7,445
Other non-interest expenses	9,713	9,701	9,940	19,414	18,183
Total non-interest expenses	90,216	86,027	89,069	176,243	176,951

Income before income taxes	41,191	40,906	37,288	82,097	54,756
Income tax expense	(10,159)	(7,758)	(9,290)	(17,917)	(1,217)

Net income	$31,032	$33,148	$27,998	$64,180	$53,539

Net income attributable to common stockholders	$30,363	$32,479	$27,329	$62,842	$52,201

Earnings per common share:

Basic	$0.14	$0.15	$0.13	$0.29	$0.24
Diluted	$0.14	$0.15	$0.13	$0.29	$0.24

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 - Selected Financial Data
(In thousands, except per share amounts and financial ratios)	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Condensed Income Statements:
Total interest income	$155,633	$149,418	$147,374	$305,051	$292,602
Total interest expense	25,162	24,725	23,470	49,887	46,149
Net interest income	130,471	124,693	123,904	255,164	246,453
Provision for loan and lease losses	19,536	20,544	18,096	40,080	43,538
Non-interest income	20,472	22,784	20,549	43,256	28,792
Non-interest expenses	90,216	86,027	89,069	176,243	176,951
Income before income taxes	41,191	40,906	37,288	82,097	54,756
Income tax expense	(10,159)	(7,758)	(9,290)	(17,917)	(1,217)
Net income	31,032	33,148	27,998	64,180	53,539
Net income attributable to common stockholders	30,363	32,479	27,329	62,842	52,201

Per Common Share Results:
Net earnings per share - basic	$0.14	$0.15	$0.13	$0.29	$0.24
Net earnings per share - diluted	$0.14	$0.15	$0.13	$0.29	$0.24
Cash dividends declared	$-	$-	$-	$-	$-
Average shares outstanding	215,737	214,646	213,900	215,194	213,621
Average shares outstanding diluted	216,666	216,294	216,832	216,483	217,103
Book value per common share	$8.59	$8.51	$8.44	$8.59	$8.44
Tangible book value per common share (1)	$8.40	$8.32	$8.24	$8.40	$8.24

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.01	1.10	0.95	1.06	0.91
Interest Rate Spread (2)	4.28	4.22	4.32	4.25	4.31
Net Interest Margin (2)	4.67	4.57	4.61	4.62	4.59
Return on Average Total Equity	6.65	7.22	6.10	6.93	5.94
Return on Average Common Equity	6.78	7.37	6.22	7.07	6.06
Average Total Equity to Average Total Assets	15.17	15.27	15.50	15.24	15.31
Total capital	23.48	22.98	22.24	23.48	22.24
Common equity Tier 1 capital	19.74	19.24	18.61	19.74	18.61
Tier 1 capital	20.16	19.66	18.61	20.16	18.61
Leverage	14.35	14.18	14.14	14.35	14.14
Tangible common equity ratio (1)	14.78	14.80	14.99	14.78	14.99
Dividend payout ratio	-	-	-	-	-
Efficiency ratio (3)	59.77	58.33	61.66	59.06	64.29

Asset Quality:
Allowance for loan and lease losses to loans held for investment (4)	2.57	2.60	1.96	2.57	1.96
Net charge-offs (annualized) to average loans (5)(6)	1.07	1.21	2.16	1.14	1.71
Provision for loan and lease losses to net charge-offs (7)(8)	83.64	77.43	37.82	80.34	57.55
Non-performing assets to total assets	5.02	5.22	4.83	5.02	4.83
Non-performing loans held for investment to total loans held for investment	4.85	4.74	4.64	4.85	4.64
Allowance to total non-performing loans held for investment (9)	52.97	54.82	42.17	52.97	42.17
Allowance to total non-performing loans held for investment excluding residential real estate loans (10)	86.53	93.87	67.75	86.53	67.75

Other Information:
Common Stock Price: End of period	$7.65	$6.02	$5.79	$7.65	$5.79

1- Non-GAAP financial measure. See page 18 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis (Non-GAAP financial measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4 - The ratio of the allowance for loan and lease losses to loans held for investment, excluding the hurricane-related qualitative allowance, was 2.08% and 2.06% as of June 30, 2018 and March 31, 2018, respectively.
5 - The ratio of net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 0.77% and 0.92% for the quarter ended March 31, 2018 and for the six-month period ended June 30, 2018.
6 - The ratio of net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 1.47% for the six-month period ended June 30, 2017.

7 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the hurricane-related qualitative reserve releases and the provision for loans transferred to held for sale, was 92.45%, 126.39%, and 106.67% for the quarters ended June 30, 2018 and March 31, 2018, and for the six-month period ended June 30, 2018, respectively.

8 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the effect of the sale of the PREPA credit line, was 66.19% for the six-month period ended June 30, 2017.

9 - The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding the hurricane-related qualitative allowance, was 42.92% and 43.47% as of June 30, 2018 and March 31, 2018, respectively.

10 - The ratio of the allowance for loan and lease losses to non-performing loans held for investment excluding residential real estate and the hurricane-related qualitative allowance, was 70.10% and 74.43% as of June 30, 2018 and March 31, 2018, respectively.

Table 2 - Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2018	2018	2017	2018	2018	2017	2018	2018	2017

Interest-earning assets:
Money market & other short-term investments	$780,346	$618,468	$305,563	$3,387	$2,256	$727	1.74%	1.48%	0.95%
Government obligations (2)	822,416	798,186	698,471	7,103	6,193	4,503	3.46%	3.15%	2.59%
Mortgage-backed securities	1,313,082	1,260,142	1,292,997	10,825	10,625	12,489	3.31%	3.42%	3.87%
FHLB stock	40,812	40,937	37,254	656	693	488	6.45%	6.87%	5.25%
Other investments	2,625	2,705	2,701	2	2	2	0.31%	0.30%	0.30%
Total investments (3)	2,959,281	2,720,438	2,336,986	21,973	19,769	18,209	2.98%	2.95%	3.13%
Residential mortgage loans	3,195,633	3,227,222	3,265,883	42,842	43,350	43,678	5.38%	5.45%	5.36%
Construction loans	121,136	118,907	154,980	1,106	922	1,458	3.66%	3.14%	3.77%
C&I and commercial mortgage loans	3,627,829	3,688,415	3,728,733	48,349	45,189	42,942	5.35%	4.97%	4.62%
Finance leases	272,096	260,119	239,271	4,901	4,660	4,333	7.22%	7.27%	7.26%
Consumer loans	1,476,653	1,484,305	1,474,662	41,625	40,306	41,536	11.31%	11.01%	11.30%
Total loans (4) (5)	8,693,347	8,778,968	8,863,529	138,823	134,427	133,947	6.41%	6.21%	6.06%
Total interest-earning assets	$11,652,628	$11,499,406	$11,200,515	$160,796	$154,196	$152,156	5.53%	5.44%	5.45%

Interest-bearing liabilities:
Brokered CDs	$874,766	$1,043,255	$1,309,399	$3,865	$4,355	$4,695	1.77%	1.69%	1.44%
Other interest-bearing deposits	6,080,949	6,021,699	5,908,238	13,109	12,616	11,653	0.86%	0.85%	0.79%
Other borrowed funds	384,150	414,488	516,187	4,778	4,382	4,830	4.99%	4.29%	3.75%
FHLB advances	715,000	715,000	593,791	3,410	3,372	2,292	1.91%	1.91%	1.55%
Total interest-bearing liabilities	$8,054,865	$8,194,442	$8,327,615	$25,162	$24,725	$23,470	1.25%	1.22%	1.13%
Net interest income				$135,634	$129,471	$128,686
Interest rate spread							4.28%	4.22%	4.32%
Net interest margin							4.67%	4.57%	4.61%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable.

See page 6 for GAAP to Non-GAAP reconciliations.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.1 million, $1.8 million and $2.0 million for the quarters ended June 30, 2018, March 31, 2018, and June 30, 2017, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 - Year-To-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Six-Month Period Ended	2018	2017	2018	2017	2018	2017

Interest-earning assets:
Money market & other short-term investments	$699,854	$287,349	$5,643	$1,211	1.63%	0.85%
Government obligations (2)	810,368	713,804	13,296	8,895	3.31%	2.51%
Mortgage-backed securities	1,286,756	1,313,664	21,450	24,103	3.36%	3.70%
FHLB stock	40,874	38,401	1,349	949	6.66%	4.98%
Other investments	2,670	2,700	4	4	0.30%	0.30%
Total investments (3)	2,840,522	2,355,918	41,742	35,162	2.96%	3.01%
Residential mortgage loans	3,210,984	3,265,886	86,192	87,958	5.41%	5.43%
Construction loans	119,996	142,790	2,028	2,602	3.41%	3.67%
C&I and commercial mortgage loans	3,657,985	3,742,103	93,538	84,762	5.16%	4.57%
Finance leases	266,140	237,013	9,561	8,647	7.24%	7.36%
Consumer loans	1,480,455	1,475,113	81,931	82,606	11.16%	11.29%
Total loans (4) (5)	8,735,560	8,862,905	273,250	266,575	6.31%	6.07%
Total interest-earning assets	$11,576,082	$11,218,823	$314,992	$301,737	5.49%	5.42%

Interest-bearing liabilities:
Brokered CDs	$958,545	$1,361,245	$8,220	$9,500	1.73%	1.41%
Other interest-bearing deposits	6,051,489	5,896,570	25,725	22,820	0.86%	0.78%
Other borrowed funds	399,235	516,187	9,160	9,415	4.63%	3.68%
FHLB advances	715,000	617,873	6,782	4,414	1.91%	1.44%
Total interest-bearing liabilities	$8,124,269	$8,391,875	$49,887	$46,149	1.24%	1.11%
Net interest income			$265,105	$255,588
Interest rate spread					4.25%	4.31%
Net interest margin					4.62%	4.59%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable.

See page 6 for GAAP to Non-GAAP reconciliation.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $3.9 million and $4.1 million for the six-month periods ended June 30, 2018 and 2017, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 - Non-Interest Income
	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2018	2018	2017	2018	2017

Service charges on deposit accounts	$5,344	$5,088	$5,803	$10,432	$11,593
Mortgage banking activities	4,835	4,165	4,846	9,000	8,462
Insurance income	1,780	3,355	1,855	5,135	5,442
Other operating income	8,513	7,860	7,674	16,373	15,155

Non-interest income before net gain (loss) on investments, and gain on early extinguishment of debt	20,472	20,468	20,178	40,940	40,652

Net gain on sale of investments	-	-	371	-	371
OTTI on debt securities	-	-	-	-	(12,231)
Net gain (loss) on investments	-	-	371	-	(11,860)

Gain on early extinguishment of debt	-	2,316	-	2,316	-
	$20,472	$22,784	$20,549	$43,256	$28,792

Table 5 - Non-Interest Expenses
	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2018	2018	2017	2018	2017

Employees' compensation and benefits	$39,555	$40,684	$38,409	$80,239	$77,062
Occupancy and equipment	13,746	15,105	13,759	28,851	27,847
Deposit insurance premium	2,443	2,649	3,721	5,092	7,492
Other insurance and supervisory fees	1,258	1,206	1,134	2,464	2,272
Taxes, other than income taxes	3,637	3,856	3,745	7,493	7,421
Professional fees:
Collections, appraisals and other credit related fees	1,650	1,599	2,452	3,249	4,524
Outsourcing technology services	5,127	5,123	5,398	10,250	10,752
Other professional fees	3,416	3,338	3,950	6,754	7,480
Credit and debit card processing expenses	3,766	3,537	3,566	7,303	6,397
Business promotion	4,016	2,576	3,192	6,592	6,473
Communications	1,582	1,482	1,628	3,064	3,171
Net loss on OREO operations	5,655	190	3,369	5,845	7,445
Other	4,365	4,682	4,746	9,047	8,615
Total	$90,216	$86,027	$89,069	$176,243	$176,951

Table 6 - Selected Balance Sheet Data

(In thousands)	As of
	June 30,	March 31,	December 31,
	2018	2018	2017
Balance Sheet Data:
Loans, including loans held for sale	$8,721,106	$8,787,265	$8,883,456
Allowance for loan and lease losses	222,035	225,856	231,843
Money market and investment securities	2,327,486	2,109,937	2,095,177
Intangible assets	40,483	41,345	42,351
Deferred tax asset, net	283,334	289,338	294,809
Total assets	12,384,862	12,200,386	12,261,268
Deposits	9,218,083	9,066,465	9,022,631
Borrowings	1,099,150	1,099,150	1,223,635
Total preferred equity	36,104	36,104	36,104
Total common equity	1,917,682	1,885,662	1,853,608
Accumulated other comprehensive loss, net of tax	(52,107)	(44,662)	(20,615)
Total equity	1,901,679	1,877,104	1,869,097
Table 7 - Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	June 30,	March 31,	December 31,
	2018	2018	2017

Residential mortgage loans	$3,238,001	$3,267,868	$3,290,957

Commercial loans:
Construction loans	84,683	79,150	111,397
Commercial mortgage loans	1,533,308	1,552,503	1,614,972
Commercial and Industrial loans	2,009,049	2,061,773	2,083,253
Commercial loans	3,627,040	3,693,426	3,809,622

Finance leases	283,274	262,863	257,462

Consumer loans	1,491,976	1,471,733	1,492,435
Loans held for investment	8,640,291	8,695,890	8,850,476
Loans held for sale	80,815	91,375	32,980
Total loans	$8,721,106	$8,787,265	$8,883,456

Table 8 - Loan Portfolio by Geography

(In thousands)	As of June 30, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,374,276	$265,252	$598,473	$3,238,001

Commercial loans:
Construction loans	40,277	9,043	35,363	84,683
Commercial mortgage loans	1,057,317	81,317	394,674	1,533,308
Commercial and Industrial loans	1,311,854	113,883	583,312	2,009,049
Commercial loans	2,409,448	204,243	1,013,349	3,627,040

Finance leases	283,274	-	-	283,274

Consumer loans	1,390,099	45,774	56,103	1,491,976
Loans held for investment	6,457,097	515,269	1,667,925	8,640,291

Loans held for sale	50,030	30,138	647	80,815
Total loans	$6,507,127	$545,407	$1,668,572	$8,721,106

(In thousands)	As of March 31, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,396,307	$273,557	$598,004	$3,267,868

Commercial loans:
Construction loans	42,148	8,309	28,693	79,150
Commercial mortgage loans	1,062,693	90,817	398,993	1,552,503
Commercial and Industrial loans	1,366,090	121,182	574,501	2,061,773
Commercial loans	2,470,931	220,308	1,002,187	3,693,426

Finance leases	262,863	-	-	262,863

Consumer loans	1,368,759	45,215	57,759	1,471,733
Loans held for investment	6,498,860	539,080	1,657,950	8,695,890

Loans held for sale	50,814	30,000	10,561	91,375
Total loans	$6,549,674	$569,080	$1,668,511	$8,787,265

(In thousands)	As of December 31, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,413,379	$282,738	$594,840	$3,290,957

Commercial loans:
Construction loans	41,511	43,314	26,572	111,397
Commercial mortgage loans	1,127,409	95,464	392,099	1,614,972
Commercial and Industrial loans	1,373,714	116,323	593,216	2,083,253
Commercial loans	2,542,634	255,101	1,011,887	3,809,622

Finance leases	257,462	-	-	257,462

Consumer loans	1,389,560	46,412	56,463	1,492,435
Loans held for investment	6,603,035	584,251	1,663,190	8,850,476

Loans held for sale	30,397	325	2,258	32,980
Total loans	$6,633,432	$584,576	$1,665,448	$8,883,456

Table 9 - Non-Performing Assets

	As of
(Dollars in thousands)	June 30,	March 31,	December 31,
	2018	2018	2017
Non-performing loans held for investment:
Residential mortgage	$162,539	$171,380	$178,291
Commercial mortgage	142,614	115,179	156,493
Commercial and Industrial	76,887	85,325	85,839
Construction	14,148	16,236	52,113
Consumer and Finance leases	22,953	23,857	16,818
Total non-performing loans held for investment	419,141	411,977	489,554

OREO	143,355	154,639	147,940
Other repossessed property	4,271	5,646	4,802
Total non-performing assets, excluding loans held for sale	$566,767	$572,262	$642,296

Non-performing loans held for sale	54,546	64,945	8,290
Total non-performing assets, including loans held for sale (1)	$621,313	$637,207	$650,586

Past-due loans 90 days and still accruing (2)	$171,737	$163,045	$160,725
Allowance for loan and lease losses	$222,035	$225,856	$231,843
Allowance to total non-performing loans held for investment (3)	52.97%	54.82%	47.36%
Allowance to total non-performing loans held for investment, excluding residential real estate loans (4)	86.53%	93.87%	74.48%

(1)

Purchased credit impaired loans of $152.2 million accounted for under ASC 310-30 as of June 30, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2018 of approximately $30.3 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

(3)

The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding the hurricane-related qualitative allowance, was 42.92%, 43.47%, and 36.00% as of June 30, 2018, March 31, 2018, and December 31, 2017, respectively.

(4)

The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding residential real estate and the hurricane-related qualitative allowance, was 70.10%, 74.43%, and 56.63% as of June 30, 2018, March 31, 2018, and December 31, 2017, respectively.

Table 10 - Non-Performing Assets by Geography
	As of
(In thousands)	June 30,	March 31,	December 31,
	2018	2018	2017
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$135,583	$141,432	$147,852
Commercial mortgage	72,863	89,575	128,232
Commercial and Industrial	71,852	78,913	79,809
Construction	12,510	14,458	14,506
Finance leases	2,032	1,801	1,237
Consumer	19,740	20,985	14,885
Total non-performing loans held for investment	314,580	347,164	386,521

OREO	135,897	146,128	140,063
Other repossessed property	4,035	5,501	4,723
Total non-performing assets, excluding loans held for sale	$454,512	$498,793	$531,307
Non-performing loans held for sale	24,546	34,945	8,290
Total non-performing assets, including loans held for sale (1)	$479,058	$533,738	$539,597
Past-due loans 90 days and still accruing (2)	$168,342	$161,281	$151,724

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$15,753	$19,004	$22,110
Commercial mortgage	20,371	22,973	25,309
Commercial and Industrial	5,035	6,412	6,030
Construction	1,638	1,778	37,607
Consumer	843	729	281
Total non-performing loans held for investment	43,640	50,896	91,337

OREO	7,015	7,015	6,306
Other repossessed property	62	32	26
Total non-performing assets, excluding loans held for sale	$50,717	$57,943	$97,669
Non-performing loans held for sale	30,000	30,000	-
Total non-performing assets, including loans held for sale	$80,717	$87,943	$97,669
Past-due loans 90 days and still accruing	$3,395	$1,764	$9,001

United States:
Non-performing loans held for investment:
Residential mortgage	$11,203	$10,944	$8,329
Commercial mortgage	49,380	2,631	2,952
Construction	-	-	-
Consumer	338	342	415
Total non-performing loans held for investment	60,921	13,917	11,696

OREO	443	1,496	1,571
Other repossessed property	174	113	53
Total non-performing assets, excluding loans held for sale	$61,538	$15,526	$13,320
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$61,538	$15,526	$13,320
Past-due loans 90 days and still accruing	$-	$-	$-

(1)

Purchased credit impaired loans of $152.2 million accounted for under ASC 310-30 as of June 30, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2018 of approximately $30.3 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 - Allowance for Loan and Lease Losses

(Dollars in thousands)	June 30,		March 31,		June 30,	June 30,		June 30,
	2018		2018		2017	2018		2017

Allowance for loan and lease losses, beginning of period	$ 225,856		$ 231,843		$ 203,231	$ 231,843		$ 205,603
Provision for loan and lease losses	19,536	(1)	20,544	(2) (3)	18,096	40,080	(3) (7)	43,538	(8)
Net (charge-offs) recoveries of loans:
Residential mortgage	(4,855)		(3,036)		(6,076)	(7,891)		(13,552)
Commercial mortgage	(3,859)		(6,761)	(4)	(30,417)	(10,620)	(4)	(31,749)
Commercial and Industrial	(3,734)		(1,868)		(1,754)	(5,602)		(12,931)	(9)
Construction	(680)		(5,164)	(5)	(462)	(5,844)	(5)	(80)
Consumer and finance leases	(10,229)		(9,702)		(9,133)	(19,931)		(17,344)
Net charge-offs	(23,357)		(26,531)	(6)	(47,842)	(49,888)	(6)	(75,656)	(9)
Allowance for loan and lease losses, end of period	$ 222,035		$ 225,856		$ 173,485	$ 222,035		$ 173,485

Allowance for loan and lease losses to period end total loans held for investment (10)	2.57%		2.60%		1.96%	2.57%		1.96%
Net charge-offs (annualized) to average loans outstanding during the period	1.07%		1.21%		2.16%	1.14%		1.71%
Net charge-offs (annualized), excluding charge-offs of $9.7 million related to loans transferred to held for sale in the first quarter of 2018 and the charge-off of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017, to average loans outstanding during the period	1.07%		0.77%		2.16%	0.92%		1.47%
Provision for loan and lease losses to net charge-offs during the period	0.84x		0.77x		0.38x	0.80x		0.58x

Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the second quarter and first quarter of 2018, loans transferred to held for sale in the first quarter of 2018, and the impact of the sale of the PREPA credit line in the first quarter of 2017.

	0.92x		1.26x		0.38x	1.07x		0.66x

(1) Net of a $2.1 million net loan loss reserve release associated with the effects of Hurricanes Irma and Maria.
(2) Net of a $6.4 million net loan loss reserve release associated with the effects of Hurricanes Irma and Maria.
(3) Includes a provision of $5.6 million associated with $57.2 million in loans transferred to held for sale.
(4) Includes charge-offs totaling $4.6 million associated with $27.2 million in commercial mortgage loans transferred to held for sale.
(5) Includes a charge-off of $5.1 million associated with a $30.0 million construction loan transferred to held for sale.
(6) Includes charge-offs totaling $9.7 million associated with $57.2 million in loans transferred to held for sale.
(7) Net of $8.5 million net loan loss reserve releases associated with the effect of Hurricanes Irma and Maria.
(8) Includes a provision of $0.6 million associated with the sale of the PREPA credit line.
(9) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.
(10) The ratio of the allowance for loan and lease losses to total loans held for investment, excluding the hurricane-related qualitative allowance, was 2.08% and 2.06% as of June 30, 2018 and March 31, 2018, respectively.

Table 12 - Net Charge-Offs to Average Loans

	Six-Month Period Ended		Year Ended
	June 30, 2018		December 31,		December 31,		December 31,		December 31,
	(annualized)		2017		2016		2015		2014

Residential mortgage	0.49%		0.79%		0.93%		0.55%		0.85%

Commercial mortgage	1.34%	(1)	2.42%		1.28%	(6)	3.12%	(9)	0.84%

Commercial and Industrial	0.54%		0.66%	(4)	1.11%	(7)	1.32%	(10)	2.27%	(13)

Construction	9.74%	(2)	2.05%		1.02%		1.42%	(11)	2.76%

Consumer and finance leases	2.28%		2.12%		2.63%		2.85%		3.46%

Total loans	1.14%	(3)	1.33%	(5)	1.37%	(8)	1.68%	(12)	1.84%	(14)

(1) Includes net charge-offs totaling $4.6 million associated with $27.2 million in commercial mortgage loans transferred to held for sale. The ratio of commercial mortgage net charge-offs to average loans, excluding the charge-offs associated with commercial mortgage loans transferred to held for sale, was 0.76%.

(2) Includes a charge-off of $5.1 million associated with a $30.0 million construction loan transferred to held for sale. The ratio of construction net charge-offs to average loans, excluding the charge-off associated with the construction loan transferred to held for sale, was 1.24%.

(3) Includes net charge-offs totaling $9.7 million associated with $57.2 million in loans transferred to held for sale. The ratio of total loans net charge-offs to average loans, excluding the charge-offs associated with loans transferred to held for sale, was 0.92%.

(4) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.16%.

(5) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 1.21%.

(6) Includes net charge-offs totaling $3.0 million associated with the sale of a $16.3 million pool of non-performing assets in 2016. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.09%.

(7) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.04%.

(8) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.32%.

(9) Includes net charge-offs totaling $37.6 million associated with a bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.

(10) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.40%.

(11) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.

(12) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.

(13) Includes net charge-offs totaling $6.9 million associated with an acquisition of mortgage loans from Doral Financial. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 2.08%.

(14) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral Financial. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 1.77%.

CONTACT:
First BanCorp.
John B. Pelling III, 787-729-8003
Investor Relations Officer
john.pelling@firstbankpr.com